ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150101

Filed in the office of	Document Number 20110653711-87
Ross Miller Secretary of State State of Nevada	Filing Date and Time 09/06/2011 10:26 AM
	Entity Number E0335582007-3

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Rapid Fire Marketing, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

RESOLVED; that 25,000,000 of the authorized capital shares of the Corporation shall be preferred shares and 25,000,000 of such preferred shares shall be, and are hereby designated and classified as "Series A Convertible Preferred Stock;" and
RESOLVED; that the powers, designations. preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of the Series A Convertible Preferred Stock shall be as follows: . ,
Section 1. - Designation and Amount. The designation of the series of preferred Stock created by this resolution shall be "Series A Convertible Preferred Stock" (hereinafter called the "Series A Convertible Preferred"), and the number of shares constituting this Series shall be 25,000,000. Shares of this Series A Convertible Preferred Stock shall have a stated par value of $0.001 per share. (continued on Exhibit A)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

(continued) Section 2. Dividends. If the Corporation declares a dividend or distribution on the common stock of the Corporation (the "Common Stock" or "Common Shares"), the holders of shares of this Series shall be entitled to receive for each share of this Series A Convertible Preferred Stock, dividend or distribution of the amount of the dividend or distribution that would be received by a holder of the Common stock into which such share of this Series A Convertible Preferred Stock could be converted on the record date for such dividend or distribution.

Section 3. No Liquidation Preference. The holders of this Series A Convertible Preferred Stock shall receive liquidating distributions ratably with the holders of Common Stock on a share for share basis. A consolidation or merger of the Corporation with or into another Corporation shall not be considered a liquidation, dissolution or winding up of the Corporation or a sale or other disposition of all or substantially all of the assets of the Corporation.

Section 4.No Voting Rights. Holders of shares of this Series A Convertible Preferred Stock shall have no voting rights.

Section 5. Conversion. The holder of shares of this Series A Convertible Preferred Stock shall be entitled to convert his or her shares of this Series A Convertible Preferred Stock into Common Shares of the Corporation at any time on the basis of issuance of 30 shares of Common stock to such holder, for each one share of Series A Convertible Preferred stock so tendered and exchanged.

Section 6. No Preemptive Rights. Holders of shares of this Series A Convertible Preferred Stock shall have no first right of refusal to purchase any shares sold by the Corporation in the future.

Section 7. Consolidation or Merger. In the case of any consolidation or merger to which the Corporation is a party (other than a consolidation or merger in which the Corporation is the surviving or continuing corporation and in which the shares of Common Stock outstanding immediately before the merger or consolidation remain unchanged) or in the case of any sale or transfer to another Corporation of the Corporation as an entirety or substantially as an entirety, then, if any shares of this Series A Convertible Preferred Stock are to remain outstanding following the consummation of such transaction, the Corporation shall make appropriate provision, or cause appropriate provision to be made,